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                                                                    EXHIBIT 12.1

                             COX COMMUNICATIONS, INC

                     STATEMENT SETTING FORTH COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                        YEAR ENDED DECEMBER 31
                                                                       1997         1998          1999         2000         2001
                                                                     --------    ----------   -----------   ----------   --------
                                                                                                  (DOLLARS IN MILLIONS)
Earnings available for Fixed Charges:
Income (loss) from continuing operations before minority interest    $ (136.5)   $  1,270.7   $     900.5   $  1,995.1      109.1
Income tax expense (benefit)                                            (53.5)        822.8         580.0        877.0       94.0
Equity in net losses of affiliated companies                            404.4         547.2          90.5          7.3       40.0
Fixed Charges (see below), excluding capitalized interest               210.6         233.2         348.0        662.7      671.8
                                                                     --------    ----------   -----------   ----------   --------
     Total                                                           $  425.0    $  2,873.9   $   1,919.0   $  3,542.1   $  914.9
                                                                     ========    ==========   ===========   ==========   ========


Fixed charges:
Interest expense                                                     $  202.1    $    223.3   $     305.7   $    550.8   $  565.9
Minority interest expense (pre tax)                                  $     --    $       --   $      29.0   $     91.4   $   80.6
Capitalized interest                                                      0.1           0.0           0.0          0.0        0.0
Interest component of rentals charged to income                           8.5           9.9          13.3         20.5       25.3
Dividends on subsidiary preferred stock                                   0.0           0.0           0.0          0.0        0.0
                                                                     --------    ----------   -----------   ----------   --------
     Total fixed charges including capitalized interest              $  210.7    $    233.2   $     348.0   $    662.7   $  671.8
                                                                     ========    ==========   ===========   ==========   ========

Ratio of earnings to fixed charges                                        2.0          12.3           5.5          5.3        1.4
                                                                     ========    ==========   ===========   ==========   ========
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